SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant:	ྑ

Check the appropriate box:

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☒	Definitive Proxy Statement

ྑ	Definitive Additional Materials

ྑ	Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

TOR Minerals International, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

ྑ	Fee computed on table below per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

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2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
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ྑ
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TOR MINERALS
INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2007

The annual meeting of stockholders of TOR Minerals International, Inc., a Delaware corporation, will be held at the Omni Corpus Christi Hotel, Marina Tower, 707 N. Shoreline, Corpus Christi, Texas in the Marina View Room (ground floor), on Friday, May 18, 2007, at 9:00 a.m., local time, for the following purposes:

1.	To elect a board of eight (8) directors.

2.	To ratify the appointment of UHY LLP an independent registered public accounting firm for 2007 by the board of directors.

3.	To transact such other business as may properly come before the meeting.

The board of directors has established the close of business on March 19, 2007, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth K. Morgan, Secretary

April 10, 2007

YOUR VOTE IS VERY IMPORTANT
Even if you plan to attend the meeting,
we urge you to mark, sign and date the
enclosed proxy and return it promptly
in the enclosed envelope.

TOR MINERALS INTERNATIONAL, INC.
722 Burleson Street
Post Office Box 2544
Corpus Christi, Texas 78403

PROXY STATEMENT

This proxy statement and accompanying proxy is furnished by TOR Minerals International, Inc. in connection with the solicitation of proxies by the board of directors to be used at the annual meeting of stockholders to be held at 9:00 a.m. (local time) on May 18, 2007, at the Omni Corpus Christi Hotel, Marina Tower, 707 N. Shoreline, Corpus Christi, Texas, and at any adjournment thereof. This proxy statement and the enclosed proxy were mailed to stockholders on or about April 10, 2007.

Our Company will bear the cost of soliciting the proxies. In addition to being solicited by mail, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of our Company. Our Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owner.

Any proxy may be revoked at any time prior to its exercise by written notice to the Secretary of our Company, by submission of another proxy having a later date or by voting in person at the meeting. No notice of revocation or later dated proxy, however, will be effective until received by our Company at or prior to the annual meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the annual meeting or any adjournment thereof as specified therein by the person giving the proxy, but if no specification is made, the shares represented by the proxy will be voted in favor of the proposals shown thereon.

Only stockholders of record at the close of business on March 19, 2007 will be entitled to notice of and to vote at the annual meeting. There were outstanding at the close of business on March 19, 2007, 7,838,903 shares of our Company’s common stock, each of which is entitled to one vote per share in person or by proxy. The common stock is the only class of capital stock outstanding and entitled to vote at the annual meeting. The holders of a majority of the total shares of common stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. A quorum being present at the annual meeting, the affirmative vote of the holders of a plurality of the shares of common stock voting at the meeting is required for the election of directors pursuant to Proposal 1, and the affirmative vote of at least a majority of the shares present, in person or by proxy, at the annual meeting is required to approve Proposal 2. Neither our Company’s certificate of incorporation nor our by-laws provide for cumulative voting rights. Abstentions and broker non-votes are each counted to determine the number of shares present at the meeting, and thus, are counted in establishing a quorum. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and entitled to vote for purposes of any item on which the abstention is noted, thus having the effect of a “no” vote as to that proposal. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

The annual report to stockholders covering our Company’s fiscal year ended December 31, 2006, including audited consolidated financial statements, is enclosed herewith, but does not form any part of the material for solicitation of proxies.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to those persons known to our Company who, as of March 19, 2007, own or may be deemed to own beneficially more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class

Paulson Ranch, Ltd	1,253,832	(2)	15.9%
3 Ocean Park Drive
Corpus Christi, TX 78404

The D and CH Trust	622,500	(3)	7.9%
c/o Hartman & Associates, Inc.
10711 Burnet Road, Suite 330
Austin, TX 78758

The Douglas MacDonald Hartman
Family Irrevocable Trust	622,500	(4)	7.9%
c/o Hartman & Associates, Inc.
10711 Burnet Road, Suite 330 Austin, TX 78758

(See following footnotes)

(l)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2)
Paulson Ranch Management, L.L.C., a Texas limited liability company, is the general partner of Paulson Ranch Ltd. The members of Paulson Ranch Management, L.L.C. are Bernard A. Paulson, our Chairman, and his wife. The principal business of Paulson Ranch Management Ltd. is investment in securities. Paulson Ranch, Ltd. disclaims beneficial ownership of the 72,800 shares held directly by Mr. Paulson and Mrs. Paulson. Mr. Paulson has sole voting power of over the aggregate 1,253,832 shares. This number includes (A) 1,151,032 shares held for the account of Paulson Ranch, Ltd. (B) 72,800 shares held for Mr. and Mrs. Paulson’s account and (C) options to acquire 30,000 shares that are subject to stock options exercisable at or within sixty days of March 19, 2007, held for Mr. Paulson’s account.

(3)
David A. Hartman, a member of our board of directors, is Trustee of The D and CH Trust. The number of shares listed includes (A) 600,000 shares held for the account of The D and CH Trust, and (B) options to acquire 22,500 shares that are subject to stock options exercisable at or within sixty days of March 19, 2007, held for David A. Hartman’s account. David A. Hartman has sole voting power over the shares held by The D and CH Trust.

(4)
Douglas MacDonald Hartman, a member of our board of directors, is Trustee for The Douglas MacDonald Hartman Family Irrevocable Trust. Douglas MacDonald Hartman is a member of our board of directors. The number of shares listed includes (A) 600,000 shares held for The Douglas MacDonald Hartman Family Irrevocable Trust account, and (B) options to acquire 22,500 shares that are subject to stock options exercisable at or within sixty days of March 19, 2007, held for Douglas MacDonald Hartman’s account. Douglas MacDonald Hartman has sole voting power over the shares held by The Douglas MacDonald Hartman Family Irrevocable Trust.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Company’s by-laws provide that the board of directors shall consist of not more than nine members. At the annual meeting, directors are to be elected, each to hold office until the 2008 annual meeting or until his successor is elected and qualified. The persons named as proxies in the enclosed proxy card, who have been designated by the board of directors, unless otherwise instructed in such proxy, intend to vote the shares represented by the proxy for the election of the nominees listed in the table below to our board of directors. The board of directors has proposed the nominees. If any such nominee should become unavailable for election, the persons named as proxies intend to vote for such substitute nominee as may be proposed by the board of directors, unless otherwise instructed in such proxy. No circumstances are now known, however, that would prevent any of the nominees from serving and the nominees have agreed to serve if elected.

Nominees for Election to Serve Until 2008 Annual Meeting

The information appearing below with respect to the business experience during the past five years of each nominee for director, directorships held and age has been furnished by each director as of February 9, 2007.

Director Nominee	Age	Present Office(s) Held In Our Company	Since
John J. Buckley, CPA	51	None	2004
W. Craig Epperson	64	None	1999
David A. Hartman	70	None	2001
Douglas M. Hartman	39	None	2001
Olaf Karasch	50	President, Chief Executive Officer	2006
Thomas W. Pauken, Esq	63	None	1999
Bernard A. Paulson	78	Chairman of the Board	1992
Tan Chin Yong, Ph.D.	42	None	2001

John J. Buckley, CPA, MBA, age 51, has served as a director of our Company since 2004. Mr. Buckley has served as general partner of Buckley and Associates, L.L.P., an accounting firm since 1991. Mr. Buckley is currently an advisory director of American Bank, a Corpus Christi, Texas based bank and has served in that capacity since 2000.

W. Craig Epperson, age 64, has served as a director of our Company since 1999. In 1999, Mr. Epperson became president and chief executive officer of Crane Inspection & Certification Bureau LLC., a company specializing in the training of operators and riggers in the crane and lifting industry. In 1997, he was also elected executive vice president and co-owner of The Automation Group, L.P., a Houston, Texas-based specialty company providing control and safety engineering and design services to the refining, chemical, petrochemical and power industries, as well as president and co-owner of Compass Support Services, Inc., a company specializing in the placement of engineering and design personnel.

David A. Hartman, age 70, has served as a director of our Company since 2001. Mr. Hartman has been chairman and chief executive officer of Hartman & Associates, Inc. since 1988. Mr. Hartman also serves as a director of several foundations and private companies. The D and CH Trust, for which Mr. Hartman serves as Trustee, acquired 500,000 convertible debentures and 100,000 shares of common stock in our Company’s private placement on April 5, 2001. Pursuant to a written agreement in connection with this transaction, The D and CH Trust is permitted to designate one person as a director of our Company, and Mr. Hartman was selected. David A. Hartman is the father of Douglas M. Hartman.

Douglas M. Hartman, MBA, age 39, has served as a director of our Company since 2001. Mr. Hartman has served as president of Hartman & Associates, Inc. since 1999, and as a director of The Software Revolution, Inc., a provider of automated legacy computer system modernization services, since 2001. The Douglas MacDonald Hartman Family Irrevocable Trust, for which Mr. Hartman serves as Trustee, acquired 500,000 convertible debentures and 100,000 shares of common stock in our Company’s private placement on April 5, 2001. Pursuant to a written agreement in connection with this transaction, The Douglas MacDonald Hartman Family Irrevocable Trust is permitted to designate one person as a director of our Company, and Mr. Hartman was selected. Mr. Hartman is the son of David A. Hartman.

Dr. Olaf Karasch, age 50, was appointed Executive Vice President, Operations, by the Board on September 4, 2002, and he was appointed President and Chief Executive Officer on July 1, 2006. Dr. Karasch had served as Managing Director of our Company's wholly owned Netherlands subsidiary, TP&T, since joining the Company on May 16, 2001. In January 1996, Dr. Karasch was managing director for Flohme Chrome Plating and Plasma Coating. In 1997, he joined the Royal Begemann Group in the Netherlands, the predecessor of TP&T, until its purchase by our Company in 2001. Dr. Karasch received his Ph.D. in Mineralogy at Reinisch-Westfalische University in Aachen, Germany where he specialized in submicronization (particle size reduction below one micron).

Thomas W. Pauken, Esq., age 63, has served as a director of our Company since 1999. Mr. Pauken has been President of TWP, Inc. since 1991, and he has served as Managing Partner of Capital Partners, II, Ltd. Investments since 2000. Mr. Pauken is also a director of Future Matrix, a privately held company.

Bernard A. Paulson, age 78, has served as a director of our Company since 1992. Mr. Paulson has served as chairman of the board of our Company since May 2001. Since 1996, Mr. Paulson has served as chairman of The Automation Group, Inc. Mr. Paulson currently serves as a director of two privately held companies, Compass Support Services and Crane Inspection and Certification Bureau LLC.

Tan Chin Yong, Ph.D., age 42, has served as a director of our Company since 2001. Dr. Tan has also served as a director of AMZ Corporation Sdn. Bhd. Property Development in Malaysia since 2002. He has served as Chief Executive Officer and director since 2003 of Kinta Properties Group Sdn. Bhd. Investment Holdings, and has served as a director of TOR Minerals (M) Sdn. Bhd. since 2001. Dr. Tan has served as a director of Meru Valley Resort Bhd. since 1999, and also serves on the board of a number of other private companies.

Directors Not Standing for Re-election

Richard L. Bowers, currently a director, is not standing for re-election to the board of directors. Mr. Bowers, age 64, has served as a director of our Company since 1999, and served as president and chief executive officer of our Company from May 2001 until June 30, 2006. On July 1, 2006, Mr. Bowers became Senior Advisor to the President. Mr. Bowers is an owner of Texas American Minerals, a private minerals company based in Corpus Christi, Texas. In 2006, he was elected Chief Executive Officer. In 1995, Mr. Bowers was elected director of Environmental Analytics, Inc., a Houston, Texas based environmental services business, of which Mr. Bowers is also an owner.

Directors’ Attendance and Independence

During the year ended December 31, 2006, there were four regularly scheduled meetings of the board of directors and one special meeting. No incumbent director attended less than 75% of all meetings of the board of directors and of the committees of the board of directors on which such director served. The board of directors has no formal policy regarding director attendance at the annual meeting; however, the 2006 annual meeting of shareholders was attended by all but one of the Company’s directors, which includes all of the nominee directors who were appointed to the Board in May 2006.

The board of directors consists of a majority of independent directors as such term is defined in the Nasdaq Stock Market Marketplace rules. The board of directors has determined that Messrs. Buckley, Epperson, David Hartman, Douglas Hartman, Pauken, Paulson and Dr. Tan are independent.

Directors’ Compensation

Director Compensation for 2006

The following table sets forth the amounts paid to the Company’s outside directors for their service as directors of the Company. Information concerning amounts paid to Mr. Bowers, the Company’s Chairman and Chief Executive Officer until June 2006, is included in the Summary Compensation Table for 2006. Employee directors receive no additional compensation for service on the board of directors or on committees of the board of directors.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)	Non-Equity Option Awards ($)(3)	Change in Pension Value and Nonqualified Incentive Plan Compensation ($)	Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John J. Buckley	13,500	(2)	—	5,550	—	—	—	19,050
W. Craig Epperson	10,500		—	5,550	—	—	—	16,050
David A. Hartman	11,000		—	5,550	—	—	—	16,550
Douglas M. Hartman	11,500		—	5,550	—	—	—	17,050
Thomas W. Pauken	11,000		—	5,550	—	—	—	16,550
Bernard A. Paulson	12,500		—	5,550	—	—	—	18,050
Tan Chin Yong	12,000		—	5,550	—	—	—	17,550

(1)
Non-employee members of the board of directors are compensated by our Company for board meetings attended in the amount of $1,000.00 per meeting and a quarterly retainer of $1,500.00, with the chairman receiving an additional $500.00 per quarter. All directors are reimbursed for their reasonable travel expenses incurred in attending meetings of the board of directors or any committee of the board of directors or otherwise in connection with their service as a director. Additionally, compensation of $500.00 is paid to the non-employee directors for each committee meeting attended.

(2)	The Audit Committee chairman receives $1000 for each committee meeting attended due to his increased responsibilities for Sarbanes Oxley compliance.

(3)
Our 2000 Incentive Plan provides that each non-employee director of our Company will automatically be granted a non-qualified option for 2,500 shares of common stock under the 2000 Incentive Plan on the first business date after each annual meeting of stockholders of our Company. Each option so granted to a non-employee director has an exercise price per share equal to the fair market value of the common stock on the date of grant of such option. Each such option will be fully exercisable at the date of grant and will expire upon the tenth anniversary. On May 15, 2006, Messrs. Epperson, Hartman, Hartman, Pauken, Paulson and Dr. Tan were each granted options to purchase 2,500 shares at the per share exercise price of $2.22, with the grant date fair value of $5,550, none of which were exercised during fiscal 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish our Company with copies of all Section 16(a) forms they file. Due to an open Buy Order, Mr. Buckley, director, failed to timely file a Form 4 reporting the Buy Order acquisition of 5,249 shares of common stock at $2.51. On January 31, 2006, Mr. Buckley learned of the acquisition and filed the Form 4 immediately thereafter. Except for the foregoing, we believe that during the fiscal year ended December 3l, 2006, all filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with.

Committees of the Board

The board of directors has three standing committees: an Audit Committee, Compensation and Incentive Plan Committee and an Executive Committee.

Audit Committee

The Audit Committee is composed of three outside directors and operates under a written charter adopted by the board of directors according to the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market Marketplace rules. A copy of the charter may be found on the Company’s website,

www.torminerals.com. The Audit Committee members are Messrs. John Buckley (Chairman), Douglas Hartman and Dr. Tan Chin Yong, all of which the board of directors has determined are independent as that term is defined under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The board of directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the board of directors has determined that John J. Buckley meets the Securities and Exchange Commission’s definition of an “audit committee financial expert.” The Audit Committee met five times in 2006.

The Audit Committee is the communication link between the board of directors and our independent auditors. In addition to recommending the appointment of the independent auditors to the board of directors, the Audit Committee reviews the scope of the audit, the accounting policies and reporting practices, internal control, compliance with our policies regarding business conduct and other matters as deemed appropriate.

The firm of UHY LLP (“UHY”) acts as our principal independent registered public accounting firm. Through December 31, 2006, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006. The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that our Company specifically incorporates it by reference in such filing.

Review with Management

The Audit Committee has reviewed and discussed our Company’s audited consolidated financial statements with management.

Review and Discussions with Independent Accountants

The Audit Committee held four regularly scheduled meetings with the independent accountants prior to the inclusion of the consolidated financial statements into the periodic filings and one special meeting during our Company’s fiscal year ended December 31, 2006. In July 2004, the Audit Committee accepted the resignation of Ernst & Young LLP, our Company’s previous independent accountants, and engaged UHY LLP, effective August 16, 2004, to act as the new principal independent accountant for our Company and its subsidiaries. The Audit Committee has discussed with UHY LLP the matters required to be discussed by AU Section 380 (Codification of Statements on Auditing Standards) that include, among other items, matters related to the conduct of the audit of our Company’s consolidated financial statements.

The Audit Committee has received the written disclosures and letter from UHY required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, confirming their independence from our Company and our related entities within the meaning of the rules and regulations of the Securities and Exchange Commission and has discussed with UHY their independence from our Company.

Based on the review and discussions referred to above, and subject to ratification by the stockholders, the Audit Committee recommended to the board of directors that UHY LLP be reappointed as the independent auditors for the year 2007.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
JOHN J. BUCKLEY DOUGLAS M. HARTMAN TAN CHIN YONG

EXECUTIVE COMPENSATION

Compensation and Incentive Plan Committee

The Compensation and Incentive Plan Committee consists of Messrs. David Hartman, Pauken (Chairman) and Epperson, all of whom are independent directors as defined in the Nasdaq Stock Market Marketplace rules, and operates under a written charter adopted by the board of directors. A copy of the charter may be found on the Company’s website at www.torminerals.com. The Compensation and Incentive Plan Committee met one time in 2006.

The Compensation and Incentive Plan Committee formulates and presents to the board of directors recommendations as to the base salaries for all officers of our Company. The Compensation and Incentive Plan Committee specifically reviews, approves, and establishes the compensation for the President and Chief Executive Officer. This committee is authorized to select persons to receive awards under our Company’s 2000 Incentive Plan, to determine the terms and provisions of the awards, if any, the amount of the awards, to review performance of persons selected for bonuses and otherwise administer our Company’s 2000 Incentive Plan to the full extent provided in such Incentive Plan. The Compensation and Incentive Plan Committee is not authorized to delegate its authority to other persons.

Compensation Discussion and Analysis

Overview

The Compensation and Incentive Plan Committee (the “Committee”) is responsible for administering the executive compensation program for the Company. The Committee is responsible for establishing appropriate compensation goals for the executive officers of the Company, evaluating the performance of such executive officers in meeting such goals and making recommendations to the Board with regard to executive compensation. The Company’s compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, and achievement of specific operation, financial and strategic objectives.

The Committee regularly reviews the compensation packages of the Company’s executive officers, taking into account factors which it considers relevant, such as the Company’s financial performance and the performance of the executive officer under consideration. The Committee does not engage in any benchmarking of total compensation or any material element of compensation against any specific companies or groups of companies. The particular elements of the Company’s compensation programs for executive officers are described below. Neither the Company nor the Committee has engaged any consultants to advise it on compensation matters.

In carrying out its duties to establish the executive compensation program, the Committee is guided by the Company’s desire to achieve the following objectives:

•	attract and retain high-quality leadership;

•	provide competitive compensation opportunities that support the Company’s overall business strategy and objectives; and

•	effectively serve the interests of the Company’s shareholders.

These objectives are implemented by the Committee through its executive compensation program. In 2006, the compensation program established by the Committee was comprised of the following three primary components:

•	base salary;

•	annual cash incentive payment; and

•	long-term equity based compensation awards.

The Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that attempts to effectively implement its stated objectives with respect to the compensation arrangements for each of the Company’s executive officers. Each of the primary components, and the certain other benefits, are discussed in more detail below.

Base Salary

Executive officers’ salaries are determined by evaluating their relative roles and responsibilities. Individual salaries are reviewed annually and salary increases are based on the Company’s overall performance and the executive’s individual performance during the preceding year. The Committee does not assign relative weights or importance to any specific measure of the Company’s financial performance.

The Committee considered the Company’s financial performance and his performance in determining the base salary for 2006 for each of Richard L. Bowers, President and Chief Executive Officer of the Company until June 30, 2006, and Dr. Olaf Karasch, President and Chief Executive Officer of the Company as of July 1, 2006. Based on these factors, the Committee established Mr. Bower’s 2006 base salary at $154,502. On July 1, 2006, Mr. Bowers became senior advisor to Dr. Karasch and his salary was adjusted to $100,000 until his retirement in June 2007. Dr. Karasch’s salary under his employment agreement in connection with his position as Managing Director of TP&T was $208,222 in 2006. Dr. Karasch’s additional salary in 2006 as established by the Committee in connection with his appointment as President and Chief Executive Officer of the Company was $5,825 per month, including taxes, which accrued in 2006 but was paid in 2007.

Annual Bonuses

The annual compensation of the executive officers of the Company consists of a base salary and discretionary bonus payments. The Board may issue bonuses to our executive officers at the end of the fiscal year based on the financial performance of the Company and the individual performance of the officer. In 2006, Dr. Karasch received a bonus of $8,151, and Lee Hee Chew, the Company’s Vice President, Asian Operations, received a bonus of $30,283.

Stock Option Grants

Our 2000 Incentive Plan, intended to advance the interests of the Company by encouraging stock ownership on the part of key employees, was approved by the stockholders on May 5, 2000 and amended with stockholder approval on May 14, 2004 to increase the number of shares subject to the Plan to 1,050,000 shares. The Plan is intended to provide our directors, executive officers and employees the opportunity to acquire a proprietary interest in the success of the Company by granting stock options to such directors, executive officers and employees. Specifically, the plan is intended to advance the interests of the Company by:

•	enabling us to attract and retain the best available individuals for positions of substantial responsibility;

•	providing additional incentive to such persons by affording them an opportunity for equity participation in our business; and

•	rewarding directors, executive officers and employees for their contributions to our business.

The 2000 Incentive Plan is administered by our Compensation and Incentive Plan Committee. Both “Incentive Stock Options” and “Nonstatutory Options” may be granted under the 2000 Incentive Plan from time to time. Incentive Stock Options are stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonstatutory Options are stock options that do not satisfy the requirements of Section 422 of the Internal Revenue Code.

All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant. Each option expires not later than ten years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option.

Stock options are the primary source of long-term incentive compensation for the executive officers and directors of the Company. Each of the executive officers and directors of the Company are eligible to participate in the Company’s 2000 Incentive Plan.

Stock option grants are made at the discretion of the Committee. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a vesting period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Company does not have security ownership requirements or guidelines for its executive officers.

No stock options were granted to Mr. Bowers in 2006. Dr Karasch was granted 50,000 options on July 17, 2006 at market price of $2.05. Mr. Schomp was also granted 25,000 options on July 17, 2006 at market price of $2.05.

Employment Agreement

As required by Netherlands law, our Netherlands subsidiary, TOR Processing & Trade BY (TP&T), has entered into a Service Agreement (the “Service Agreement”) with Dr. Olaf Karasch, pursuant to which he serves as the Managing Director of TP&T. Dr. Karasch also serves as President and Chief Executive Officer of the Company. The Service Agreement, dated May 11, 2001, provides that Dr. Karasch will be paid an annual gross salary of EURO 150,000, and an annual net salary, after taxes, of between EURO 94,000 and EURO 90,000. The Service Agreement is evergreen and has an initial term ending in March 2006, after which time either party can terminate the Service Agreement by giving the other party not less than six months written notice. Notwithstanding the foregoing, Dr. Karasch can be terminated at any time by TP&T in certain instances where he has neglected his duties, materially breached the Service Agreement, or brought TP&T or himself into disrepute. Dr. Karasch’s additional salary in 2006 in connection with his appointment as President and Chief Executive Officer of the Company was $5,825 per month, including taxes, which accrued in 2006 but was paid in 2007.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The Company generally intends to limit non-performance based compensation to its executive officers consistent with the terms of Section 162(m) so that compensation will not be subject to the $1 million deductibility limit. Cash and other non-performance-based compensation paid to the Company’s executive officers for fiscal 2006 did not exceed the $1 million limit per officer.

Review of all Components of Executive Compensation

The Committee has reviewed all components of the Company’s Chief Executive Officer and three other most highly compensated executive officers’ compensation, including salary, bonus, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Company’s Chief Executive Officer assists the Committee in assessing and designing the Company’s compensation program, and he attended the meeting of the Committee held in 2006 but was not present during voting or deliberations of his compensation. Except as described below, the Committee did not adopt any new compensations or programs or amend any existing compensation policies in 2006.

Based on this review, the Committee finds the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers total compensation in the aggregate to be reasonable and not excessive. The Committee specifically considered that the Company does not maintain any employment contracts, with the exception of its employment agreement with Dr. Karasch, as described above under the section entitled “Employment Agreement,” or change of control agreements with such individuals. It should be noted that when the Committee considers any component of the Company’s Chief Executive Officer, Chief Financial Officer’s and three other most highly compensated executive officers’ total compensation, the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains are taken into consideration in the Committee’s decisions.

Internal Pay Equity

The Committee believes that the relative difference between Chief Executive Officer compensation and the compensation of the Company’s other executives is consistent with such differences found in our reference labor market.

Compensation and Incentive Plan Committee Report

The Compensation and Incentive Plan Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation and Incentive Plan Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND INCENTIVE PLAN COMMITTEE
OF THE BOARD OF DIRECTORS
DAVID A. HARTMAN THOMAS W. PAUKEN W. CRAIG EPPERSON

This Compensation and Incentive Plan Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Summary Compensation Table for 2006

The following table sets forth information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly paid executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary($)		Bonus($)	Option All Other Awards($) Compensation($)				Total($)
Richard L. Bowers President and
Chief Executive Officer(1)	2006	128,300		—	—		—		128,300

Olaf Karasch
President and Chief Executive Officer(2)	2006	243,172	(2)	7,760	6,790	(3)	—		215,982

Lawrence W. Haas Chief Financial Officer(4)	2006	94,712		—	—		—		94,712

Barbara Russell Acting Chief Financial Officer(5)	2006	66,277		—	—		—		66,277

Lee Hee Chew
Vice President, Asian Operations	2006	96,906		30,283	—		2,663	(6)	129,852

Mark J. Schomp
Executive Vice President, Marketing and Sales	2006	157,221		—	3,395	(7)	6,000	(8)	163,221

(1)
Mr. Bowers resigned as President and Chief Executive Officer as of June 30, 2006. Mr. Bowers has entered into a consulting agreement with the Company effective July 1, 2007. See the section entitled “Certain Transactions” for details of the agreement.

(2)
Dr. Karasch was appointed President and Chief Executive Officer as of July 1, 2006. Consists of annual salary of $208,222 under Dr. Karasch’s employment agreement with TP&T and $34,950 in additional salary accrued in 2006 in connection with Dr. Karasch’s appointment as the Company’s President and Chief Executive Officer. See the sections entitled “—Base Salary” and “—Employment Agreement” for a description of Dr. Karasch’s employment agreement with the Company.

(3)	On July 17, 2006, Dr. Karasch was granted options to purchase 50,000 shares of common stock at an exercise price of $2.05.

(4)	Mr. Haas resigned as Chief Financial Officer on September 26, 2006.

(5)	Ms. Russell was appointed Acting Chief Financial Officer for the period of October 1, 2006 to December 31, 2006.

(6)	Includes automobile expense and mobile telephone expense.

(7)	On July 17, 2006, Mr. Schomp was granted options to purchase 25,000 shares of common stock at an exercise price of $2.05.

(8)	Consists of car allowance.

The following table provides information concerning each award under the Company’s 2000 Incentive Plan (the “Plan”) to the executive officers named in the Summary Compensation Table.

Grants of Plan-Based Awards for 2006

All Other Option Awards
		Number of		Exercise or
		Securities		Base Price of	Closing	Grant Date
		Underlying		Option	Market Price	Fair Value of
		Options		Awards	on Date of	Option
Name	Grant Date	(#)		($/Sh)	Grant	Awards
Olaf Karasch	7/17/06	50,000	(1)	2.05	$2.05	$102,500
Mark J. Schomp	7/17/06	25,000	(2)	2.05	$2.05	$51,250

(1)
The stock options have a 10-year term and vest in 5 years in five equal annual installments after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

(2)
The stock options have a 10-year term and vest in 5 years in five equal annual installments after the date of grant. Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability and change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until the Company’s stock price exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End for 2006

The following table sets forth information concerning unexercised options and stock that has not vested for each of our executive officers named in the Summary Compensation Table that is outstanding as of December 31, 2006.

	Option Awards
	Name of		Number
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)	Date
Richard L. Bowers	44,500	(1)			2.25	7/1/09
	76,000	(2)			2.21	5/23/13
Olaf Karasch	5,000	(3)			1.09	5/16/11
	88,500	(4)			2.21	5/23/13
			50,000	(5)	2.05	7/17/16
Lawrence W. Haas(6)	—		—		—	—
Barbara Russell	300	(7)			1.25	12/1/10
	2,000	(8)			2.21	5/23/13
Lee Hee Chew	25,000	(9)			2.25	5/5/10
	10,000	(10)			2.21	5/23/13
	50,000	(11)			4.43	5/14/14
			25,000	(12)	4.43	5/14/14
Mark J. Schomp	25,000	(13)			1.09	5/16/11
	100,000	(14)			2.21	5/23/13
			25,000	(15)	2.05	7/17/16

(1)	The options vested in five annual equal increments, with the final tranche vesting on July 1, 2003.

(2)	The options vested in five annual equal increments, with the final tranche vesting on January 1, 2007.

(3)	The options vested in five annual equal increments, with the final tranche vesting on May 16, 2006.

(4)	The options vested in five annual equal increments, with the final tranche vesting on January 1, 2007.

(5)	The options vest in five annual equal increments on each of July 17, 2007, 2008, 2009, 2010 and 2011.

(6)	Mr. Haas resigned as Chief Financial Officer on September 26, 2006, which resulted in a forfeiture of options to purchase 100,000 shares.

(7)	The options vested in five annual equal increments, with the final tranche vesting on December 1, 2005.

(8)	The options vested in five annual equal increments, with the final tranche vesting on January 1, 2007.

(9)	The options vested in five annual equal increments, with the final tranche vesting on May 5, 2005.

(10)	The options vested in five annual equal increments, with the final tranche vesting on January 1, 2007.

(11)	The options vested in three annual equal increments, with the final tranche vesting on May 14, 2006.

(12)	The options vest in increments of 12,500 shares on each of May 14, 2007 and 2008.

(13)	The options vested in five annual equal increments, with the final tranche vesting on May 16, 2006.

(14)	The options vested in five annual equal increments, with the final tranche vesting on January 1, 2007.

(15)	The options vest in five annual equal increments on each of July 17, 2007, 2008, 2009, 2010 and 2011.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation and Incentive Plan Committee. None of the current members of our Compensation and Incentive Plan Committee has ever been an employee of ours or any of our subsidiaries.

Executive Committee

From September 2002 to March 2007, the Company has had an Executive Committee composed of Messrs. Bowers, David A. Hartman (Chairman), Paulson, Pauken and Dr. Tan to advise the president and chief executive officer in matters of debt financing, contract negotiations and other situations that may arise. The committee met once in 2006. On March 2, 2007, the board of directors revised the composition of the Executive Committee and appointed Messrs. Buckley, Douglas Hartman, Karasch, Paulson (chairman) and Pauken to the committee.

Nomination of Directors

The Company does not have a standing nominating committee or a committee performing similar functions. The board of directors believes that it is appropriate for the Company not to have such a committee because director nominees have historically been selected by the board of directors, seven members of which are considered independent. In accordance with the Nasdaq Stock Market Marketplace rules, a majority of the Company’s independent directors recommend director nominees for the board’s selection. Because the Company does not maintain a standing nominating committee, it has no written charter; however, the Company has adopted the nomination policy described in this section by board resolution.

The board of directors has no minimum qualifications that nominees must meet in order to be considered. In the fulfillment of their responsibilities to identify and recommend to the board of directors individuals qualified to become board members, the independent directors will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which it operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the independent directors will first consider current board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. All nominees to the board were approved by a majority of the Company’s independent directors.

The independent directors will consider stockholder recommendations for candidates to serve on the board of directors, and will evaluate such candidates in the same manner they evaluate nominees recommended by the independent directors. In order to provide the independent directors time to evaluate candidates prior to submission to the stockholders for vote at the Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company’s corporate office by February 14, 2008. The recommendation must contain the following: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by a majority of independent directors and (v) the consent of each nominee to serve as a director of the Company if so elected.

Principal Accountant Fees and Services

Audit Fees

Fees for audit services for the years ended December 31, 2005 and December 31, 2006 were approximately $132,946 and $165,239, respectively. The audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, consents, assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

We incurred audit related fees of $16,497 in 2005 and $4,990 in 2006 provided by UHY LLP (“UHY”). Audit related fees consist of technical accounting and financial reporting consultations and research work necessary to comply with accounting principles generally accepted in the United States of America.

Tax Fees

We incurred tax related fees of approximately $9,664 and $18,628 for UHY Advisors TX, LP for the years ended December 31, 2005 and December 31, 2006, respectively. Tax fees include professional services provided for tax compliance, tax advice, tax planning and tax audits.

All Other Fees

There were no other accountant fees during fiscal years 2005 and 2006.

Pre-Approval Policy

On March 5, 2005, the Audit Committee pre-approved audit related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees up to a maximum non-audit service of $25,000. The term of the pre-approval is 12 months. The Audit Committee updated and approved the current pre-approval policy on March 10, 2007. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve a service not included in the general pre-approval and any proposed services exceeding pre-approved cost levels or budgeted amounts, provided that the Chairman shall report any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

Stockholder Communication with the Board of Directors

The board of directors has adopted a formal policy by which stockholders may communicate with members of the board of directors by mail addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, TOR Minerals, Inc. 722 Burleson Street, Corpus Christi, Texas 78402. Any such communication must contain:

•  a representation that the stockholder is a holder of record of our capital stock;

•  the name and address, as they appear on our books, of the stockholder sending such communication; and

•  the class and number of shares of our capital stock that are beneficially owned by such stockholder.

The Corporate Secretary will forward such communications to our board of directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take the appropriate legal action regarding such communication. The foregoing information is also available on the Company’s website at www.torminerals.com.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Ethics and Business Conduct may be found on our web-site at www.torminerals.com.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

Security Ownership of Management

The following table sets forth the number of shares of our Company’s common stock beneficially owned by each director and nominee for director and each named executive officer of our Company, and all directors and the named executive officers of our Company as a group as of March 19, 2007.

	Amount of Common Stock Beneficially Owned(1)		Percent of Class	Amount of Series A Convertible Preferred Stock Beneficially Owned	Percent of Class
Richard L. Bowers	243,115	(2)	3.1%
John J. Buckley	57,249	(3)	*
W. Craig Epperson	69,380	(4)	*
David A. Hartman	622,500	(5)	7.9%
Douglas M. Hartman	622,500	(6)	7.9%
Olaf Karasch	93,500	(7)	1.2%
Lee Hee Chew	85,000	(8)	1.1%
Thomas W. Pauken	101,448	(9)	1.3%	5,000	2.5%
Bernard A. Paulson	1,253,832	(10)	15.9%
Mark J. Schomp	149,000	(11)	1.9%
Tan Chin-Yong	24,500	(12)	*
All directors and three executive officers as a group (11) persons*)	3,320,941	(13)	39.4%	5,000	2.5%

*	Indicates ownership of less than 1% of our common stock.

(1)	Unless otherwise indicated, each person has sole voting and investment power over the shares indicated and their address is 722 Burleson Street, Corpus Christi, Texas 78402.

(2)
Includes options to acquire 120,500 shares that are subject to stock options exercisable at or within sixty days of March 19, 2007; and 19,715 shares held by Mr. Bower’s spouse. Mr. Bower’s disclaims beneficial ownership in such shares.

(3)	Includes options to acquire 7,500 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(4)	Includes options to acquire 27,500 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(5)	Includes options to acquire 22,500 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(6)	Includes options to acquire 22,500 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(7)	Consists of options to acquire 93,500 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(8)	Consists of options to acquire 85,000 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(9)
Consists of options to acquire 27,500 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007; 35,165 shares held by Mr. Pauken, 2,200 shares held by Mr. Pauken’s spouse, of which Mr. Pauken’s disclaims beneficial ownership; 17,500 shares held by TWP Inc. PSP of which Mr. Pauken is Trustee; 19,083 shares held by TWP Inc. of which Mr. Pauken is president and has sole voting power for both entities; and 4,200 shares of common stock issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock, or .84 shares of common stock for each share of Series A Convertible Preferred Stock, which can be converted at any time at the Company’s option.

(10)
Includes (A) 1,223,832 shares held for the account of Paulson Ranch, Ltd. (B) 72,800 shares held by Mr. Paulson and Mrs. Paulson’s account, and (C) options to acquire 30,000 shares that are subject to stock options exercisable at or within sixty days of March 19, 2007, held for Mr. Paulson’s account.

(11)	Includes options to acquire 125,000 shares that are subject to stock options that are exercisable at or within sixty days of March 19, 2007.

(12)	Includes options to acquire 22,500 shares that are subject to stock options exercisable at or within sixty days of March 19, 2007.

(13)
Includes 584,000 shares which the directors and named executive officers as a group have the right to acquire pursuant to stock options and 4,200 shares issuable upon conversion of Series A Convertible Preferred Stock at or within sixty days of March 19, 2007.

CERTAIN TRANSACTIONS

On December 12, 2003, we entered into a loan and security agreement with the Company’s Chairman of the Board, Bernard Paulson, through Paulson Ranch, Ltd., under which Paulson Ranch, Ltd. made a loan to the Company in the amount $500,000 with a variable interest rate of 4% per annum above the “Wall Street Journal Prime Rate.” The loan, which is subordinate to a loan from Bank of America, N.A., is secured by the Company’s assets. Accrued interest is paid monthly. The principal balance outstanding on December 31, 2006 was $400,000, and the Company paid all outstanding amounts on the loan in March 2007. The loan proceeds were used for working capital.

On March 7, 2007, the Company entered into a consulting agreement with Richard L. Bowers, a director of the Company and President and Chief Executive Officer of the Company from May 2001 until June 30, 2006, effective July 1, 2007, upon his retirement on June 30, 2007. The term of the agreement will be for a period of one (1) year and will automatically be extended for additional one-month periods, commencing on each expiration date of the previous term, unless either Mr. Bowers or the Company gives 30-days written notice to the other on or before such renewal of his or its intention not to extend the agreement. The agreement provides that the Company will pay Mr. Bowers a retainer of $2,000 per month and compensate his services at a rate of $1,000 per day that his services are utilized by the Company, plus reimbursement of reasonable travel and other expenses necessarily incurred.

The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. However, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. The Company will only enter into transactions with related parties if they are in the best interest of the Company in accordance with guidelines approved by the board of directors pursuant to the Company’s Code of Business Conduct and Ethics, and whether it impacts a director’s independence under applicable stock exchange rules.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
YEAR ENDING DECEMBER 31, 2007

Upon the recommendation of the Audit Committee, the board of directors has approved the retention of UHY LLP, certified public accountants, to serve as independent auditors of our Company for the year ending December 31, 2007. Although stockholder ratification is not required for the selection of UHY LLP, and although such ratification will not obligate the Company to continue the services of such firm, the board of directors is submitting the selection for ratification with a view towards soliciting the stockholders’ opinion thereof, which may be taken into consideration in future deliberations. If the appointment is not ratified, the board of directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, stockholders’ opinions would be taken into consideration. Representatives of UHY LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF
UHY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2007 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Pursuant to various rules promulgated by the Securities and Exchange Commission, a stockholder that seeks to include a proposal in our Company’s proxy statement and form of proxy card for the 2008 annual meeting of the stockholders of our Company must timely submit such proposal in accordance with Securities and Exchange Commission Rule 14a-8 to our Company, addressed to Corporate Secretary, 722 Burleson Street, Post Office Box 2544, Corpus Christi, Texas 78403 no later than December 9, 2007. Any stockholder proposal that is not submitted for inclusion in our Company’s proxy statement but is instead sought to be presented at the 2008 Annual Meeting must be delivered to or mailed and received by the Secretary at our principal executive office no later than February 22, 2008. The Company’s proxies will vote the shares represented by the proxies held by them in accordance with their judgment on such matters if (i) the proposal is received outside of the timeframe outlined above or (ii), except in limited circumstances, the Company receives timely notice of such proposal and advises its stockholders in its 2008 Proxy Statement about the nature of the matter and how management intends to vote.

With respect to business to be brought before the annual meeting, our Company has not received any notices from stockholders that our Company is required to include in this proxy statement.

TOR MINERALS INTERNATIONAL, INC.
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of TOR MINERALS INTERNATIONAL, INC., hereby constitutes and appoints BERNARD PAULSON and OLAF KARASCH or either of them, the true and lawful attorney-in-fact for the undersigned, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, the common stock held of record by the undersigned on March 19, 2007 at the annual meeting of stockholders of our Company to be held in the Marina View Room at the Omni Marina Tower Hotel, Corpus Christi, Texas, at 9:00 a.m. local time, May 18, 2007 and at any adjournment(s) thereof in the transaction of the following business:

1.	To elect eight directors to hold office until the next annual election of directors or until their respective successors have been duly elected and shall have qualified.

FOR______	WITHHOLD AUTHORITY______
(all nominees listed below)	(all nominees listed below)

JOHN J. BUCKLEY	W. CRAIG EPPERSON	DAVID A. HARTMAN
DOUGLAS M. HARTMAN	OLAF KARASCH	THOMAS W. PAUKEN
BERNARD A. PAULSON	TAN CHIN YONG

INSTRUCTIONS TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE NOMINEES, STRIKE THROUGH THE APPLICABLE NOMINEE(S) NAME.

2.	To ratify the appointment of UHY LLP an independent registered public accounting firm for 2007 by the board of directors.

FOR______    AGAINST____     ABSTAIN______

3.	In their discretion, the above named persons are authorized to vote upon such other business as may come before the annual meeting or any adjournment(s) thereof.

FOR______        WITHHOLD AUTHORITY______

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2

Please sign exactly as name appears on your stock certificate(s). When joint tenants hold shares or tenants in common, both should sign below. When signing as attorney, executor, administrator, receiver, trustee or guardian, please so specify below. When signing as a corporation please sign in full corporate name and have signed by the president or other duly authorized officer(s). If a partnership, please have signed in the partnership name by the authorized person(s).

Dated_________________, 2007

(Signature)

(Signature if held jointly)

PLEASE MARK, SIGN, DATE, AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.